PRESS RELEASE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ARMADA HOFFLER ANNOUNCES APPOINTMENT OF JENNIFER BOYKIN TO THE COMPANY’S BOARD OF DIRECTORS Boykin’s leadership and diverse experience bring invaluable insights to the Company VIRGINIA BEACH, Va., March 3, 2025 -- Armada Hoffler (NYSE: AHH) announced that Jennifer Boykin has been appointed to the Company’s Board of Directors “We are excited to welcome Mrs. Boykin to our Board of Directors,” said Shawn Tibbetts, Chief Executive Officer and President of Armada Hoffler. “Her extensive leadership experience and strategic vision will significantly enhance our Board's ability to navigate the ever-evolving landscape of our industry. We look forward to benefiting from her insights as we continue to execute on our long-term goals and drive sustainable growth for the Company.” Boykin’s transformational leadership has spanned decades, serving as the Executive Vice President of Huntington Ingalls Industries, Inc. and President of Newport News Shipbuilding (HII-NNS), the largest business division within the company. Under her leadership, Newport News Shipbuilding underwent a significant digital shipbuilding transformation with the adoption of digital shipbuilding tools replacing traditional drawings. She also led the first 2-ship aircraft carrier contract in 30 years. Over the course of her career, Boykin has driven enhanced business performance through leadership development and continuous improvement. She was the construction manager during the building of USS John C. Stennis and USS Harry S. Truman aircraft carriers. She led the companies Facilities and Waterfront Support division and served as Vice President of Engineering and Vice President of Quality Assurance and Process Excellence before taking the helm in 2017. A recognized advocate for STEM education and workforce development, Boykin has served on several influential boards, including the Virginia Business Council, the Commonwealth of Virginia’s Growth and Opportunity Board, and the Women’s Initiative Network Board at Old Dominion University. Boykin holds a B.S. in marine engineering from the U.S. Merchant Marine Academy at Kings Point, NY, where she was appointed by the President of the United States to serve on the Board of Visitors in 2019. She also earned an M.S. in engineering management from The George Washington University School of Engineering. Boykin has received numerous accolades, including the 2021 Kings Pointer of the Year and the 2023 Jack Flannigan Award from the Marine Machinery Association. ### Exhibit 99.1

Page 2 of 2 About Armada Hoffler Armada Hoffler (NYSE: AHH) is a vertically integrated, self-managed real estate investment trust (“REIT”) with over four decades of experience developing, building, acquiring, and managing high-quality office, retail, and multifamily properties located primarily in the Mid- Atlantic and Southeastern United States. We also provide general construction and development services to third-party clients, in addition to developing and building properties to be placed in our stabilized portfolio. Founded in 1979 by Daniel A. Hoffler, Armada Hoffler has elected to be taxed as a REIT for U.S. federal income tax purposes. For more information visit ArmadaHoffler.com. Contact: Chelsea Forrest Armada Hoffler Vice President of Corporate Communications and Investor Relations Email: CForrest@ArmadaHoffler.com Phone: (757) 612-4248